Exhibit 21.1

Subsidiaries of the Registrant

CommScope, LLC	Delaware (USA)
ARRIS Holding Company, LLC	Delaware (USA)
ARRIS US Holdings, Inc.	Delaware (USA)
Access Solutions Holdings, Inc.	Delaware (USA)
Ruckus Holdings, Inc.	Delaware (USA)
Ruckus Wireless LLC	Delaware (USA)
ARRIS Technology Holdings Inc.	Delaware (USA)
ARRIS Technology, Inc.	Delaware (USA)
ARRIS Enterprises LLC	Delaware (USA)
ARRIS Global Services, Inc.	Delaware (USA)
CommScope UK Holdings Ltd	United Kingdom
ARRIS International Ltd	United Kingdom